Exhibit 10V
RELEASE AND SEVERANCE AGREEMENT
This Release and Severance Agreement (the “Agreement”) will confirm the understanding of Federal Signal Corporation and Robert D. Welding (with his heirs, beneficiaries, executors, administrators, attorneys, successors and assigns, collectively referred to herein as “Employee”) in connection with Employee’s retirement from employment and resignation from all directorships and other positions with Federal Signal Corporation and any of its subsidiaries, benefit plans or trusts associated with such benefit plans (collectively referred to herein as the “Company”). The Company and Employee have reached agreement upon the following arrangements.
The effective date of Employee’s retirement from employment with the Company will be January 1, 2008 (the “Retirement Date”). As of the close of business on the Retirement Date, Employee retired from and ceased his employment with the Company. In addition, as of the close of business on December 11, 2007, Employee resigned from all of his officer, director or other positions (except as an employee) with the Company. The Company agrees to treat such retirement as a termination by the Company without “Cause” for purposes of the payment of cash severance benefits (the “Severance Benefits”) under the Company’s Executive General Severance Plan dated November 2006 (the “Severance Plan”).
As a termination by the Company without “Cause” under the Severance Plan, the Company agrees to pay Employee the following Severance Benefits pursuant to such plan: (1) the sum of $1,270,395, which is an amount equal to the sum of (i) the Employee’s current Base Salary for 2008 (i.e., $686,700), and (ii) the Employee’s target annual bonus for 2008 (i.e., 85% of Base Salary, or $583,695); and (2) the sum of $1,599, which is an amount equal to Employee’s unpaid prorated target annual bonus for 2008, prorated by computing a fraction, the numerator of which is the number of days during 2008 through the Retirement Date that Employee was employed by the Company and the denominator of which is 365; in each case, less any applicable taxes including federal, state or local employment withholding taxes that are payable in connection with this amount. In accordance with IRS Code provision 409A final regulations, this amount will be paid to Employee as follows: (y) a one-time initial payment of $636,000 (less applicable withholding taxes), payable on July 2, 2008, and (z) six monthly payments of $106,000 (less applicable withholding taxes) each on the Company’s last regular payroll date of each month commencing in July 2008 and continuing through December 2008.
Employee understands that as a condition of receiving these Severance Benefits under the Severance Plan, Employee is required to sign the general waiver and release in the form included in this Agreement. No Severance Benefits will be paid to Employee until the release contained herein becomes irrevocable in accordance with its terms. Employee further understands that any accrued but unused vacation pay or other earned but unpaid wages due to Employee will be paid separately with appropriate withholding taxes withheld and the receipt of such vacation pay or wages is in no way contingent upon Employee signing this Agreement. Nothing herein shall change or have an effect on any wages, pension, retirement or other employee benefits Employee may be entitled to under any Company retirement or benefit program. Any monies owed the Company by Employee may be deducted from the monies and the Severance Benefits, in accordance with applicable law. The Severance Benefits shall not be considered or counted as “compensation” for purposes of any of the Company’s welfare or pension benefit plans which provide benefits based, in any part, on compensation
As further Severance Benefits, the Company also agrees to continue any applicable welfare benefits of medical insurance, dental insurance and group term life insurance that Employee receives for 18 months following the Retirement Date, at the same premium cost and the same coverage level as were in effect for Employee as of the Retirement Date, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). Employee must complete all necessary paperwork within the prescribed time period in order to receive this benefit. Employee shall make monthly COBRA premium payments in advance and shall send them to the Federal Signal Corporation office in Oak Brook, Illinois. If Employee fails to make such COBRA payments, Employee’s COBRA coverage will be cancelled. However, during the eighteen (18) months the Company continues the welfare benefits, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change in a corresponding manner for Employee. In addition, these welfare benefits shall be discontinued prior to the end of the period described above if Employee becomes covered under another group health plan, Employee becomes entitled to Medicare benefits (under Part A, Part B, or both), or the Company ceases to provide any group health plan for its employees. Continuation may also be terminated for any reason that the terms of the plan providing such coverage would terminate coverage of a participant or an eligible dependent.
The Company makes this Agreement to avoid the cost of defending any possible lawsuit. Employee acknowledges that by making this Agreement the Company does not admit that it has done anything wrong. Because this Agreement contains a release of claims under the Age Discrimination in Employment Act (ADEA), Employee understands that he has a period of twenty-one (21) days to review and consider this Agreement before signing it. He may use as much of this 21-day period as he wishes in making his decision. Employee further acknowledges that he may revoke the signed Agreement within seven (7) days after its signing. Any such revocation must be in writing and received by the Company’s General Counsel in the legal department at the principal offices of Federal Signal Corporation in Oak Brook, Illinois within the seven (7) day period. Payment of the Severance Benefits described above will only begin after this Agreement becomes binding which takes place when the revocation period runs out seven days (7) after the date of Employee’s signature.
Employee is strongly encouraged to consult with an attorney before signing this Agreement; however, whether he does so or not is his decision. Employee acknowledges that he has been advised that he should be represented by an attorney throughout the negotiation of the terms of this Agreement.
     (1) General Release. Employee hereby waives, releases and forever discharges the Company and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to Employee’s employment with and/or retirement from his employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:
(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the ADEA, the COBRA, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act (to the extent permitted by law), the Vietnam Era Veterans Readjustment Assistance Act, the Sarbanes-Oxley Act of 2002 and/or any other federal, state, municipal or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance or regulation; and/or

(c)	any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Employee’s employment with and/or retirement from employment with the Company and/or any of the other Releasees;
but excluding claims which Employee may make under state workers’ compensation or unemployment laws, and/or any claims which by law Employee cannot waive. Specifically excluded from this General Release is Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving his right to recover money in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
     (2) Covenant Not To Sue. In addition to and apart from the General Release contained in paragraph (1) above, Employee also agrees never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising on or prior to the date of this Agreement out of or related to Employee’s employment with and/or retirement from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Agreement under the ADEA or for indemnification as set forth in paragraph 8 of this Agreement.
     (3) Further Release And Acknowledgment. To the extent permitted by law, Employee further waives his right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or related to his employment with and/or retirement from employment with the Company and/or any of the other Releasees. Employee also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim. Employee acknowledges and agrees that the Company’s provision of the Severance Benefits to Employee and his signing of the Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company has or admits any liability to Employee whatsoever.
     (4) Reemployment/Consulting Arrangement.. To the extent permitted by law, Employee further waives, releases and discharges Releasees from any reinstatement rights which Employee has or could have. Employee further acknowledges and agrees that he will not seek employment with the Company and/or any other of the Releasees following the Retirement Date.
     (5) Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation. Employee agrees that he shall not at any time or in any way disparage, or take any actions or make any statements that reflect negatively on, the Company and/or any of the other Releasees to any person, corporation, entity or other third party whatsoever. Also, the Company and/or any of the other Releasees promise, individually and in the aggregate, that they shall not at any time disparage, or take any actions or make any statements that reflect negatively on, Employee to any person, corporation, entity or other third party whatsoever.
     Employee agrees from and after the Retirement Date to keep strictly confidential the existence and terms of this Agreement, and Employee further agree that he will not disclose them to any person or entity, other than to his immediate family, his attorney and his financial advisor, or except as may be required by law.

     Employee acknowledges that after his Retirement Date he shall not represent himself to be an employee of the Company. After December 11, 2007, he shall not represent himself to be an officer or director of the Company nor take any action which may bind the Company with regard to any customer, supplier, vendor or any other party with whom Employee has had contact while performing his duties as an employee, officer or director of the Company.
     Employee further agrees that for a period of one (1) year following the Retirement Date, Employee will not, without the prior written consent of the Company, engage directly or indirectly (as an employee, consultant, independent contractor, officer, director or in any other capacity) in any business or enterprise which is in competition with the Company or its successors or assigns. A business or enterprise will be deemed to be in competition if it is engaged in any significant business activity of the Company or its subsidiaries any place in the world that the Company is currently conducting its business or selling its products. For a one (1) year period following the Retirement Date, Employee further agrees that he will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by the Company or its affiliates on the Retirement Date and Employee will not solicit nor encourage any person employed by the Company or its affiliates on or after the Retirement Date to leave the employ of the Company or its affiliates.
     Employee further agrees from and after today to make himself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which Employee was involved during his employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. To the extent that the Company requests such cooperation and assistance of Employee, the Company will compensate Employee at the rate of $250 per hour for the time spent by Employee in rendering such cooperation and assistance. The Company will take into consideration Employee’s personal and business commitments, will give Employee as much advance notice as reasonably possible, and ask that Employee be available at such time or times as are reasonably convenient to Employee and the Company. The Company also agrees to reimburse Employee for the actual out-of-pocket expenses Employee incurs as a result of his complying with this provision. Any payments of consulting fees or expenses to be made by the Company to Employee pursuant to this provision are subject to Employee’s submission to the Company of documentation substantiating such time and/or expenses as the Company may require and consistent with the documentation necessary and required for reimbursement of business expenses by the Company.
     Proprietary information, confidential business information and trade secrets (hereinafter collectively “Confidential Information”) which became known to Employee as an employee or director of the Company remain the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, personnel information and data of the Company and its affiliates and its customers, but excludes information which is generally known to the public or becomes known except through Employee’s actions. Employee agrees from and after the Retirement Date that he will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his own benefit or the benefit of others. Also, Employee acknowledges that he remains bound by the terms and conditions of the applicable provisions of the Company’s Code of Business Conduct.
     (6) Consequences of Breach of Covenant Not To Sue, Breach of Covenant Not To Seek Reinstatement or Reemployment or Breach of Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation Provisions. Employee acknowledges that the provisions of paragraph (5) are reasonable and not unduly restrictive of Employee’s rights as an individual and Employee warrants that as of the date Employee signs this Agreement Employee has not breached any of the provisions of paragraph (5). Employee further acknowledges that in the event that Employee breaches any of the provisions of paragraph (5), such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall, therefore, be entitled to apply without bond to any court of competent jurisdiction for an injunction to restrain any violation of paragraph (5) by Employee and for such further relief as the court may deem just and proper. In addition, the Company shall not be obligated to continue the availability or payment of Severance Benefits to Employee. The Company and Employee agree to the extent of a breach of any of the provisions in paragraph (5) above, as adjudicated by a court of competent jurisdiction or an award of the arbitrator in accordance with paragraph (14) below, the breaching party shall be obligated to pay to the non-breaching party its costs and expenses, including reasonable legal fees and disbursements incurred by the non-breaching party to enforce its rights under paragraph (5) above.
     Notwithstanding the foregoing, the Company’s determination that Employee breached the provisions of paragraphs (2), (4) or (5) above shall be communicated to Employee, by written Notice of Breach, at least six (6) business days prior to the date the Company suspends the payment of Severance Benefits under this paragraph (6). The written Notice of Breach shall indicate the specific provision(s) of paragraphs (2), (4) or (5) claimed to be breached and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination that a breach has occurred.
     (7) Company Property/Expenses. Employee agrees to promptly return to the Company (as soon as practicable following the Retirement Date) all Company property, including, but not limited to, Company car, cell phone, information technology equipment, documents and records and other physical or personal property of the Company in Employee’s possession or control, and agrees not to keep, transfer or use copies or excerpts of the foregoing items. Notwithstanding the immediately preceding sentence, the Company has agreed that Employee may retain and own the laptop computer and Blackberry voice and data communication device issued to him by the Company. Employee specifically acknowledges that the Company will not be responsible for any third party fees or charges associated with Employee’s use of such laptop or Blackberry communication device after the Retirement Date. Employee agrees that all business expenses for which Employee is entitled to reimbursement are documented and submitted for approval on a timely basis and any final expenses are submitted within ten (10) days after the Retirement Date.
     (8) Reservation of Rights to Indemnification and Director and Officer Liability Insurance for Actions Taken or Omitted while Director or Executive Officer. Employee’s right to indemnification to the fullest extent permitted by Delaware General Corporation Law and the Company’s Certificate of Incorporation and By-Laws for expenses (including attorney’s fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by Employee in connection with any proceeding arising by reason of acts taken or omissions to act occurring while Employee was an executive officer or director of the Company or any of its subsidiaries, shall continue unabridged after the Retirement Date. In addition, Employee shall be entitled to make claim under any director and officer liability insurance coverage that the Company may have available for actions or omissions to act by Employee while Employee was an executive officer or director of the Company or any of its subsidiaries.
     (9) Time to Consider Agreement. Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement thoroughly and Employee was encouraged to consult with his personal attorney at his own expense, if desired, before signing below, Employee further agrees that any changes made to this Agreement will not restart the running of the 21-day period referenced herein.

     (10) Time to Revoke Agreement. Employee understands that he may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to the General Counsel,, Federal Signal Corporation, 1415 West 22nd Avenue, Suite 1100, Oak Brook, IL 60523. Employee further understands that if he revokes this Agreement, he shall not receive the Severance Benefits.
     (11) Consideration. Employee also understands that the Severance Benefits which he will receive in exchange for signing and not later revoking this Agreement are in addition to anything of value to which Employee is already entitled, including treatment of Employee’s outstanding equity or other stock-based awards granted under the Company’s various equity incentive compensation after the Retirement Date in the manner set forth in the particular plan or award agreement for retirement from employment with the Company. In addition, Employee will be entitled to an cash incentive bonus for 2007 of at least $466,957, or 80% of his target bonus for 2007 of $583,696.
     (12) RELEASE INCLUDES UNKNOWN CLAIMS. EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING ON OR PRIOR TO THE DATE OF THIS AGREEMENT EXCEPT FOR CLAIMS FOR INDEMNIFICATION UNDER PARAGRAPH (8) OF THIS AGREEMENT. NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS A WAIVER, RELEASE, BAR TO, AND/OR PROHIBITION AGAINST ANY CLAIM BY EMPLOYEE TO ENFORCE THE TERMS OF THIS AGREEMENT.
     (13) Severability. Employee acknowledges and agrees that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.
     (14) Governing Law. This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Delaware shall apply, without reference to its conflict of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois. Notwithstanding the foregoing, in accordance with Article 6.2 of the Severance Plan, the parties shall have the right and option (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Severance Plan settled by arbitration, subject to the limitations set forth in Article 6.2.
     (15) Knowing And Voluntary Waiver and Release. Employee further acknowledges and agrees that he has carefully read and fully understand all of the provisions of this Agreement and that he voluntarily entered into this Agreement by signing below. Employee acknowledges that he was advised and encouraged by the Company to consult with an attorney of Employee’s choice at Employee’s own expense prior to signing this Agreement.
     (16) General Matters. Employee acknowledges and agrees that in signing this Agreement he does not rely and has not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
     The language of all parts of this Agreement shall be construed according to its fair meaning, and not strictly for or against either party. The provisions of this Agreement shall survive any termination of this Agreement when necessary to effect the intent and terms of this Agreement expressed herein.

     No modification of any provision of this Agreement shall be effective unless made in writing and signed by Employee and a duly authorized senior executive of the Company. This Agreement shall not be assignable by Employee.

/s/ Robert D. Welding
Robert D. Welding

1/21/2008
(Date)

FEDERAL SIGNAL CORPORATION
By:	/s/ Jennifer L. Sherman
	Name:	Jennifer L. Sherman
Title:

21 Jan 2008
(Date)